January 25, 2008 --- For Immediate Release

Independent BancShares, Inc., (the "Company") the parent company in Independent National Bank (the "Bank"), announces 4th quarter 2007 and full year 2007 earnings.

Net earnings for the fourth quarter (ended December 31, 2007) declined to $200,000 or $0.16 per basic and diluted share from $325,000, or $0.26 per basic and diluted share for Q4 2006. Earnings for Q4 2007 were lower than earnings of $220,000, or $0.18 per basic and diluted share in the quarter ended September 30, 2007.

Net earnings for fiscal year 2007 declined to $755,000, or $0.62 per basic and $0.61 per diluted share, from $1.55 million, or $1.25 ber basic and diluted share for fiscal year 2006.

Assets grew 0.1%, to $215.7 million during the year ended 12/31/07. Deposit grew $3.7 million, or 2.1% during the period. Asset quality continues to be sound. The Bank does not invest in sub-prime mortgages, either as loans or in its investment portfolio. Net charge offs for 2007 were $199,000. The Bank has reserved $1.9 million for loan losses.

The Company increased capital by $1.1 million during 2007 via a $75,000 addition to retained earnings and a reduction in unrealized losses on the Bank's investment portfolio of $295,000. The Company's risk-weighted capital ratio was 12.16% at 12/31/07, versus 11.95% at 12/31/06.

Following are some of the events that affected earnings in 2007.

    Significant compression in net interest margin. Deposit and loan growth were modest at 2.1% and 1.4%, respectively, reflecting general economic conditions, and the Florida housing market in particular. As a consequence, net interest income declined by $732,000, to $6,653,940, compared to 2006.
    Direct non-recurring expenses, in connection with complying with the Sarbanes-Oxley Act in 2007, were $85,000.
    The Company increased its investment in training and systems associated with SEC compliance, including internal controls compliance under SOX Section 404.
    The Company recorded an additional amortization expense in the 4th quarter of $45,000, as a result of the reappraisal of the value of the book of business of its subsidiary company, HKH Financial Center, Inc. d/b/a Independent Financial Partners.